Exhibit 10.119

FIFTEENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fifteenth Amendment to Employment Agreement is made and entered into as of January 1, 2009 by and between Kennedy-Wilson Properties, Ltd., an Illinois corporation (“Company”), and James Rosten (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of January 4, 1999, and amended January 1, 2001, March 15, 2001, January 3, 2003, September 5, 2003, October 1, 2003, January 1, 2004, April 19, 2004, January 1, 2005, February 11, 2005, January 1, 2006, August 1, 2006, January 1, 2007, January 1, 2008 and January 1, 2009 (the “Agreement”), providing for the employment of Employee by Company pursuant to the terms of the Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Agreement should be modified for compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, as follows:

1.               Section 5(b) of the Agreement is hereby amended by the addition of the following sentence to the end thereof:

“Any such bonus determined to be payable to Employee for any period during the Term shall be paid in a cash lump sum payment by no later than the fifteenth day of the third calendar month next following the later of the end of the calendar year, or the end of Company’s fiscal year, in either case in which such bonus is determined and declared by the Company.”

2.               Section 5(d)(i) of the Agreement is hereby amended by the addition of the following sentence to the end thereof:

“Any such bonus determined to be payable to Employee for any period during the Term shall be paid in a cash lump sum payment by no later than the fifteenth day of the third calendar month next following the later of the end of the calendar year, or the end of Company’s fiscal year, in either case in which such bonus is determined and declared by the Company.”

3.               The Agreement is hereby further amended by replacing all references to “Section 5(d)(iii)” with “Section 5(d)(ii)”.

4.               Section 5(d)(ii) is hereby amended by deleting the second to last sentence thereof and replacing it with the following:

“Any such bonus determined to be payable to Employee for any period during the Term shall be paid in a cash lump sum payment by no later than the fifteenth day of the third calendar month next following the later of the end of the calendar year, or the end of Company’s fiscal year, in either case in which such bonus is determined and declared by the Company.”

5.               The first sentence of Section 11(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“If the Term of the Agreement is terminated by Company without cause, then Company shall continue to pay Employee the basic salary and other benefits described in Sections 5(a) and (b) for the remainder of the Term of the Agreement (less the aggregate value of compensation and benefits received by Employee during the remainder of the Term from any source and without regard to characterization), on the Company’s ordinary payroll dates then applicable to similarly situated employees of the Company, together with such other employee benefits (other than continued participation under the Company’s Section 401(k) plan) as Employee may be entitled to under the provisions of Section 6 (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee’s termination of employment at no additional cost above what was previously paid by the Company).

6.               Section 13 of the Agreement is hereby amended by the addition of a new Section 13(h) to read as follows:

“(h) Code Section 409A.

(i)            The Company intends that the reimbursements, payments and benefits to which Employee could become entitled under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”).  The provisions of this section shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention.  If Company believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, Company will promptly advise Employee and will reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Employee and on Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable.  Company agrees that it will not, without Employee’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon Employee under Section 409A, unless such action or omission is pursuant to Employee’s written request.

(ii)           To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(iii)          If Employee is a “specified employee” (determined by Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that Employee experiences a separation from service, as defined in Treasury Regulations Section 1.409A-1(h)(1), from the Company (a “Separation from Service”) and if any reimbursement, payment or benefit to be paid or provided under this Agreement or otherwise both (A) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (B) cannot be paid or provided in a manner otherwise provided herein without subjecting Employee to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six months following Employee’s date of termination shall be paid or provided to Employee in a lump sum cash payment to be made, with interest at the applicable federal rate, on the earlier of (X) Employee’s death and (Y) the first business day of the seventh (7th) month immediately following Employee’s Separation from Service.  To the extent available, all the exceptions of Treasury Regulations Section 1.409A-1(b)(9) shall apply in implementing the rules of this section.

(iv)          Except to the extent any reimbursement, payment or benefit to be paid or provided under this Agreement does not constitute Nonqualified Deferred Compensation, (A) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Employee in any other calendar year (subject to any lifetime and other annual limits provided under Company’s health plans), (B) the reimbursements for expenses for which Employee is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (C) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(v)           Any reimbursement, payment or benefit to be paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to Employee only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Employee’s second taxable year following the Employee’s taxable year in which the Separation from Service occurs; provided, however, that Company shall reimburse such expenses no later than the last day of the third taxable year following the Employee’s taxable year in which the Employee’s Separation from Service occurs.

(vi)          Any reimbursement, payment or benefit to be paid or provided under this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to Employee only in the event of a Separation from Service.

Subject to the foregoing, the Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

“COMPANY”		“EMPLOYEE”
Kennedy-Wilson Properties, Ltd.,
an Illinois corporation

By:	/s/ William J. McMorrow	/s/ James Rosten
Name:	William J. McMorrow	James Rosten
Its:	Chairman/CEO